Empire Resources Reports Second Quarter 2012 Results

FORT LEE, N.J., Aug. 14, 2012 /PRNewswire/ -- Empire Resources, Inc. (OTCQX: ERSO), a distributor of value added, semi-finished metal products, announced today that net sales for the second quarter of 2012 were $145.7 million, an increase of 15% from the second quarter of 2011.

Gross profit increased 21% to $6.4 million compared with $5.3 million in the second quarter of 2011 and represented 4.4% of sales versus 4.2% of sales in the prior year period. This improvement was due to higher unit sales volume as well as to increased sales from the company's depot business.

Operating income for the second quarter of 2012 increased 28% to $3.1 million compared with $2.4 million in the second quarter of 2011. This growth was achieved despite a 16% increase in SG&A expense in the most recent second quarter that included higher sales commission due to the increased sales volume and costs related the Company's tender offer completed in June 2012.  The operating margin for the second quarter of 2012 improved to 2.1% of sales from 1.9% of sales in the 2011 second quarter.

Results for the 2012 second quarter also included increased interest expense compared with the same quarter of 2011 due to a higher cost of bank debt and the effect of a convertible subordinated note issued in June 2011.

Net income for the second quarter of 2012 was $1.2 million, or $0.11 per diluted share, and included a non-cash non-operating gain of $0.1 million after taxes, which is attributable to the fair value of the derivative feature of the convertible subordinated note.  In the second quarter of 2011, net income was $1.1 million, or $0.11 per diluted share.  Diluted shares outstanding in the second quarter of 2012 increased to 12,117,000 compared with 10,285,000 in the second quarter of 2011.

The Company previously reported that the conversion feature of its convertible note is treated as a separate derivative liability, which is marked to market each quarter resulting in non-operating non-cash gains and losses based on the quarterly valuations.

The Company noted that it repurchased a total of 600,000 shares of common stock at a cost of $1.8 million in the second quarter of 2012 in a tender offer that expired on June 29, 2012.

Nathan Kahn, President and CEO, commented, "In 2012, we have focused on improving the efficiency of our operations as well as on strengthening our cash flow from operations by reducing inventories and increasing inventory turns.  Our further progress in the second quarter is reflected in our improved margins versus the same quarter last year. We also achieved an increase in inventory turns to 3.7 times in the first half of 2012 from an annual rate of 2.8 times in 2011.  As a result, we realized net cash from operating activities of $4 million for the first six months of 2012 compared with a use of cash in operating activities of $19 million in the same period of 2011.  Even though the current environment remains challenging, we are moving forward aggressively on our main priorities of maintaining market share while improving the earnings power and cash flow generation of Empire Resources. We remain fully focused on building value for our shareholders."

Empire Resources, Inc., is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's publicly available statements and periodic reports.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$145,692	$126,606	$291,301	$240,133
Cost of goods sold	139,271	121,312	278,526	229,116
Gross profit	6,421	5,294	12,775	11,017
Selling, general and administrative expenses	3,307	2,863	6,759	5,635
Operating income	3,114	2,431	6,016	5,382
Other income/(expenses)
Change in value of derivative liability	195	0	(49)	0
Interest expense, net	(1,413)	(694)	(2,741)	(1,101)
Income before income taxes	1,896	1,737	3,226	4,281
Income taxes	728	682	1,227	1,648
Net income	$1,168	$1,055	$1,999	$2,633
Weighted average shares outstanding:
Basic	9,230	9,259	9,205	9,259
Diluted	12,117	10,285	12,096	9,920
Earnings per share:
Basic	$0.13	$0.11	$0.22	$0.28
Diluted	$0.11	$0.11	$0.21	$0.27

See notes to unaudited consolidated financial statements

* Diluted earnings per share give effect to all dilutive outstanding stock options, using the treasury stock method and assumed conversion of subordinated debt, weighted for the period the debt was outstanding.  See Note 12 of the June 30, 2012 Form 10-Q for reconciliation of the numerators and denominators of the basic and diluted earnings per share.

CONTACT:  Investor Relations -- Edward Nebb, +1-203-972-8350, enebb@optonline.net, or June Filingeri, +1-203-972-0186, junefil@optonline.net, both of Comm-Counsellors, LLC; Shareholders -- David Kronfeld, +1-917-408-1940, dkronfeld@empireresources.com